Exhibit 99.1

Contact:    Michael Gallant

508-293-6357

gallant_michael@emc.com

FOR IMMEDIATE RELEASE

EMC REPORTS FIRST QUARTER RESULTS

Revenue Up 6% Year Over Year, Profitability Significantly Improved

HOPKINTON, Mass. – April 16, 2003 – EMC Corporation (NYSE:EMC) today reported financial results for the first quarter of 2003. The results reflect strong customer adoption of EMC’s broad portfolio of automated networked storage solutions.

Total consolidated revenue for the first quarter was $1.38 billion, 6% higher than the $1.30 billion reported in the first quarter of 2002. Net income for the first quarter was $35 million or $.02 per diluted share, compared with a net loss of $77 million or $.03 per diluted share in the first quarter of 2002.

Joe Tucci, EMC’s President and CEO, said, “The product innovation engine at EMC is running in overdrive. We continue to earn the confidence of new and existing customers by delivering market-leading price/performance through the broadest portfolio of storage platforms, software and services in EMC’s history. As a result, I believe we again gained market share during the first quarter.”

EMC’s first-quarter results were marked by encouraging performance in several strategic areas. Revenue from EMC’s new Symmetrix DMX series of high-end networked storage systems, introduced on February 3, 2003, accounted for more than half of total Symmetrix systems sales. Revenue from EMC’s CLARiiON CX series of networked storage systems and software, introduced in the third quarter of 2002, continued to achieve strong growth. Revenue from information storage software grew 6% in the first quarter compared with the first quarter of 2002. Revenue from information storage services grew 28% in the first quarter compared with the first quarter of 2002. EMC Centera Content Addressed Storage (CAS) systems, introduced a year ago, continue to be EMC’s fastest-growing major product line. EMC shipped more than two petabytes (2,000 terabytes) of Centera systems in the first quarter.

Bill Teuber, EMC’s Executive Vice President and Chief Financial Officer, said, “We achieved significant improvement in our profitability due to the popularity of our new line of storage platforms, including the Symmetrix DMX and CLARiiON CX series, growth in storage services revenue, and a lowered cost structure. Over the past seven quarters, we have reduced our revenue break-even point by more than $2 billion on an annualized basis. During the first quarter, our continued attack on costs and improved margins enabled us to reach our targeted break-even level a full quarter ahead of schedule. With cash and investments at approximately $5.7 billion and virtually no debt, we have a solid financial foundation.”

For details on some of the many customers who chose to implement EMC Automated Networked Storage solutions during the first quarter, please see EMC’s separate customer news release issued today.

Besides the introduction of Symmetrix DMX and its record-breaking new Direct Matrix Architecture, other highlights of the first quarter included the introduction of the Symmetrix z8000 and CLARiiON with ATA networked storage systems; the introduction of EMC SAN Copy, enabling customers to centrally manage the movement and replication of data between current and legacy EMC CLARiiON and Symmetrix systems; and the broadening of EMC’s market reach through new and enhanced partner and channel relationships with Oracle, Lockheed Martin, GE Medical, Eastman Kodak, Iron Mountain and KVS Inc. Also during the quarter, EMC settled all pending patent infringement litigation with Hitachi and Hitachi Data Systems (HDS) and agreed to exchange application programming interfaces (APIs) with Hitachi, HDS and Veritas Software.

EMC Automated Networked Storage solutions have been recognized repeatedly since the start of the year for innovation and market leadership. EMC was the only company to achieve “leader” status in both the SAN and NAS markets in META Group’s recently released METAspectrumSM. New market data released by IDC found that EMC gained market share in the fourth quarter of 2002 to finish the year as the revenue leader in both the networked storage (Open SAN + NAS) and External RAID systems markets. Analysts at Gartner Dataquest confirmed that EMC was the world’s leading supplier of storage management software in 2002, for the fourth straight year.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or business combinations that may be completed after the date hereof.

•	Revenue in the second quarter of 2003 is expected to be between $1.425 billion and $1.475 billion.
•	EMC expects gross margins to be relatively flat in the second quarter of 2003 compared with the first quarter of 2003.
•	Earnings per share for the second quarter of 2003 are expected to be $.03 per diluted share.
•	EMC expects to report net income for each quarter in 2003.
•	EMC expects continued improvement in operating margins during 2003 compared with 2002.
•	The tax rate for the remainder of 2003 is expected to be approximately 32%.

About EMC

EMC Corporation is the world leader in information storage systems, software, networks and services, providing automated networked storage solutions that enable organizations of all sizes to better and more cost-effectively manage, protect and share their information. More information about EMC’s products and services can be found at www.EMC.com.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (iv) insufficient, excess or obsolete inventory; (v) competitive factors, including but not limited to pricing pressures; (vi) component quality and availability; (vii) the relative and varying rates of product price and component cost declines; (viii) war or acts of terrorism; (ix) the ability to attract and retain highly qualified employees; (x) fluctuating currency exchange rates; (xi) risks associated with strategic investments and acquisitions; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission.

EMC CORPORATION

Consolidated Statement of Income

Three Months Ended March 31, 2003

(in thousands, except per share amounts)

Unaudited

	GAAP	Adjustments		Adjusted (1)
Revenues:
Net sales	$1,050,978			$1,050,978
Services	333,173			333,173

	1,384,151			1,384,151
Costs and expenses:
Cost of sales	613,344			613,344
Cost of services	172,986			172,986
Research and development	180,414			180,414
Selling, general and administrative	384,551			384,551
Restructuring and other special charges	20,523	$20,523	(2)	—

Operating income (loss)	12,333	(20,523)		32,856

Investment income	53,137			53,137
Interest expense	(864)			(864)
Other expense, net	(5,710)			(5,710)

Income (loss) before taxes	58,896	(20,523)		79,419
Income tax provision (benefit)	23,713	(1,683	)(3)	25,396

Net income (loss)	$35,183	$(18,840)		$54,023

Net income per weighted average share, basic	$0.02			$0.02

Net income per weighted average share, diluted	$0.02			$0.02

Weighted average shares, basic	2,186,771			2,186,771
Weighted average shares, diluted	2,199,955			2,199,955

As a % of total revenue:
Gross margin	43.2%			43.2%
Selling, general and administrative	27.8%			27.8%
Research and development	13.0%			13.0%
Operating income	0.9%			2.4%
Net income	2.5%			3.9%

(1)	The adjusted column excludes restructuring and other special charges. The information presented is not prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures to gain an understanding of its comparative operating performance. Management believes that these measures provide useful information because they exclude activities that are not necessarily relevant to understand the company’s business.
(2)	Represents additional severence and accelerated depreciation related to the Q4 ‘02 restructure charge.
(3)	Represents the tax benefit of adjustment (2).

EMC CORPORATION

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenues:
Net sales	$1,050,978	$1,024,623
Services	333,173	277,355

	1,384,151	1,301,978
Cost and expenses:
Cost of sales	613,344	634,599
Cost of services	172,986	166,334
Research and development	180,414	200,951
Selling, general and administrative	384,551	454,668
Restructuring and other special charges	20,523	—

Operating income (loss)	12,333	(154,574)

Investment income	53,137	55,525
Interest expense	(864)	(2,861)
Other expense, net	(5,710)	(7,890)

Income (loss) before taxes	58,896	(109,800)
Income tax provision (benefit)	23,713	(32,941)

Net income (loss)	$35,183	$(76,859)

Net income (loss) per weighted average share, basic	$0.02	$(0.03)

Net income (loss) per weighted average share, diluted	$0.02	$(0.03)

Weighted average shares, basic	2,186,771	2,221,685
Weighted average shares, diluted	2,199,955	2,221,685

As a % of total revenue:
Gross margin	43.2%	38.5%
Selling, general and administrative	27.8%	34.9%
Research and development	13.0%	15.4%
Operating income (loss)	0.9%	–11.9%
Net income (loss)	2.5%	–5.9%

EMC CORPORATION

Consolidated Balance Sheets

(in thousands, except per share amounts)

Unaudited

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,494,285	$1,686,598
Short-term investments	1,010,818	864,743
Accounts and notes receivable, less allowance for doubtful accounts of $47,913 and $50,551	789,858	881,325
Inventories	572,327	437,805
Deferred income taxes	255,978	250,197
Other current assets	79,531	96,580

Total current assets	4,202,797	4,217,248
Long-term investments	3,171,409	3,134,290
Property, plant and equipment, net	1,578,927	1,624,396
Intangible and other assets, net	382,444	365,557
Goodwill, net	205,030	205,030
Deferred income taxes	39,025	43,926

Total assets	$9,579,632	$9,590,447

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and current portion of long-term obligations	$21,950	$27,507
Accounts payable	443,528	429,732
Accrued expenses	913,874	948,357
Income taxes payable	207,420	187,695
Deferred revenue	468,451	448,359

Total current liabilities	2,055,223	2,041,650
Deferred Revenue	203,198	156,412
Other Liabilities	58,023	166,383

Commitments and contingencies
Stockholders' equity:
Series preferred stock, par value $.01; authorized 25,000 shares, none outstanding	—	—
Common stock, par value $.01; authorized 6,000,000 shares; issued 2,237,652 and 2,235,930 shares	22,377	22,359
Additional paid-in capital	3,586,365	3,580,025
Deferred compensation	(8,750)	(10,762)
Retained earnings	4,105,232	4,070,049
Accumulated other comprehensive loss, net	(59,125)	(53,488)
Treasury stock, at cost; 50,655 and 50,555 shares	(382,911)	(382,181)

Total stockholders' equity	7,263,188	7,226,002

Total liabilities and stockholders' equity	$9,579,632	$9,590,447

EMC CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	For the Three Months Ended
	March 31, 2003	March 31, 2002
Cash flows from operating activities:
Net income (loss)	$35,183	$(76,859)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	137,246	158,814
Non-cash restructuring, inventory and other special charges (reversals)	4,785	(28,071)
Amortization of deferred compensation	2,547	4,267
Provision for doubtful accounts	5,225	20,275
Deferred income taxes, net	2,139	18,820
Other	(31)	3,736
Changes in assets and liabilities:
Accounts and notes receivable	98,431	261,620
Inventories	(127,685)	98,359
Other assets	(19,827)	16,438
Accounts payable	20,813	12,475
Accrued expenses	(34,187)	(96,587)
Income taxes payable	19,725	(48,366)
Deferred revenue	67,143	53,321
Other liabilities	(104,729)	(10,355)

Net cash provided by operating activities	106,778	387,887

Cash flows from investing activities:
Additions to property, plant and equipment	(77,005)	(115,128)
Capitalized software development costs	(26,649)	(28,752)
Purchases of short and long-term available for sale securities	(1,121,483)	(3,836,705)
Sales of short and long-term available for sale securities	914,300	3,197,647
Maturities of short and long-term available for sale securities	15,952	98,966

Net cash used in investing activities	(294,885)	(683,972)

Cash flows from financing activities:
Issuance of common stock	5,823	12,841
Purchase of treasury stock	(730)	—
Payment of long-term and short-term obligations	(13,442)	(6,211)
Proceeds from long-term and short-term obligations	4,609	718

Net cash provided by (used in) financing activities	(3,740)	7,348

Effect of exchange rate changes on cash	(466)	(8,251)

Net decrease in cash and cash equivalents	(192,313)	(296,988)
Cash and cash equivalents at beginning of period	1,686,598	2,129,019

Cash and cash equivalents at end of period	$1,494,285	$1,832,031

EMC CORPORATION

Supplemental Schedule of Earnings Adjusted to Expense Stock Options

(in thousands, except per share amounts)

Unaudited

	Three Months Ended
	March 31, 2003	March 31, 2002
Net income (loss)	$35,183	$(76,859)
Stock option expense	(93,633)	(99,490)

Adjusted net loss	$(58,450)	$(176,349)

Net income (loss) per weighted average share, basic—as reported	$0.02	$(0.03)

Net income (loss) per weighted average share, diluted—as reported	$0.02	$(0.03)

Adjusted net loss per weighted average share, basic	$(0.03)	$(0.08)

Adjusted net loss per weighted average share, diluted	$(0.03)	$(0.08)

EMC Corporation

Supplemental Financial Data

Revenue Analysis

(in thousands)

Unaudited

	Revenue Components
	Q1 2002	Q2 2002	Q3 2002	Q4 2002	YTD 2002	Q1 2003
Storage Revenue
Information Storage Systems	$741,578	$779,109	$662,417	$802,196	$2,985,300	$752,387
Information Storage Software	282,323	320,568	283,591	346,611	1,233,093	298,591
Information Storage Services	238,530	251,148	279,217	309,472	1,078,367	306,025
Total Information Storage Revenues	1,262,431	1,350,825	1,225,225	1,458,279	5,296,760	1,357,003
Other Businesses	39,547	36,713	34,213	31,119	141,592	27,148

Total Consolidated Revenues	$1,301,978	$1,387,538	$1,259,438	$1,489,398	$5,438,352	$1,384,151

	Supplemental Revenue Data
Symmetrix Hardware and Software Revenue (a)						$574,944
CLARiiON Hardware and Software Revenue (a)						217,896
Connectivity Revenue (b)						130,290
EMC-only Platform Software Revenue (c)						199,791
Multi-Platform Software Revenue (d)						98,800

(a)	Includes hardware, hardware upgrades and platform software.
(b)	Includes Connectrix fibre channel switch/director revenues and Celerra file server revenue, exclusive of disk revenue.
(c)	Includes software products that only work with EMC arrays.
(d)	Includes software products that are designed to manage heterogenous environments including EMC and non-EMC arrays.